INTERNATIONAL ASSETS TO RESTATE FINANCIAL STATEMENTS

New York -- May 17, 2005 -- International Assets Holding Corporation (the "Company"; NASDAQ: IAAC) today announced that it intends to restate its financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 and the fiscal quarter ended December 31, 2004. The restatement relates to the Company's accounting for the beneficial conversion feature embedded in the $12,000,000 convertible notes issued by the Company in March 2004 and in the accounting for lease expenses incurred by the Company under certain office leases. The restatement will have no effect on reported net cash flows or total revenues. For the fiscal year ended September 30, 2004 the restatement will result in a decrease in total stockholders' equity of $22,000. Additionally, there will be an adverse adjustment to net income of $2,489,000, of which $2,483,000 relates to the write-off, as interest expense, of a beneficial conversion feature embedded in the $12,000,000 notes converted into ordinary stock in August 2004. This will reduce net income for the year ended September 30, 2004 from $2,525,000 to $36,000.

Accounting for Convertible Notes

The Company issued the convertible notes in a private placement in March 2004. The notes contained a beneficial conversion feature because the conversion price of the notes of $5.75 per share was less than the market value of the Company's common stock on the date that the conversion feature became effective. Under generally accepted accounting principles, the Company was required to recognize the value of this beneficial conversion feature, or $2,483,000, as debt discount at the time that the conversion feature became effective, with a corresponding increase in additional paid in capital. Additionally, the Company was required to amortize the debt discount over the remaining life of the notes. In August 2004, all of the notes were converted into common stock. At that time, the Company should have written off the balance of the debt discount as interest expense. The effect for the 2004 fiscal year would thus have been to increase additional paid in capital by $2,483,000 and to increase interest expense for the year (and retained deficit at the end of the year) by a corresponding amount. As a result of the foregoing, the Company will need to restate its financial statements for the fiscal year ended September 30, 2004 and the fiscal quarter ended December 31, 2004 .

Accounting for Office Leases

The Company is the lessee of office space under certain office leases which provide for increases in rent during their term. The Company has recorded rental expense on the basis of the actual amount of rent paid during each reporting period, rather than a pro rata portion of the aggregate costs of the entire term of each lease, inclusive of escalation amounts, as required by generally accepted accounting principles. As a result, the Company will need to restate its financial statements for the fiscal years ended September 30, 2002, 2003, and 2004, and the fiscal quarter ended December 31, 2004 to reflect additional rental expense of $6,000, $21,000, $10,000, and $8,000, respectively.

Effect of Restatement on Reported Results for 2004

The restatement will reduce the Company's net income for fiscal 2004 from the previously reported net income of $2,525,000 to $36,000. The Company's balance sheet at September 30, 2004, will be restated to increase the Company's retained deficit by $2,506,000 and to increase additional paid in capital by $2,483,000. This results in a net decrease in total stockholders' equity of $22,000. The restatement will not impact the Company's reported net cash flows for 2004, because the accounting for both the beneficial conversion feature and the office leases did not have any cash effect.

Other Matters

As a result of the accounting errors, the Company has determined that it had an internal control deficiency that constituted a "material weakness" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. The Company expects that the material weakness related to this issue will be remediated as a result of processes that have been implemented subsequent to December 31, 2004.

As a result of the restatement, previously issued financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 and for the fiscal quarter ended December 31, 2004 should no longer be relied upon. The Company will file an amended Form 10-KSB for the fiscal year ended September 30, 2004 and an amended Form 10-QSB for the quarter ended December 31, 2004 to reflect the restatement as promptly as practicable.

A further result of the restatement is that the Company has been delayed in filing its Form 10-QSB for the quarter ended March 31, 2005. The Company has accordingly filed a Form 12b-25, Notification of Late Filing, with respect to this filing. The Company will file the Form 10-QSB for the quarter ended March 31, 2005 as promptly as practicable.

Referring to the restatement relating to the beneficial conversion feature, Sean O'Connor, CEO, said, "This unintentional error in our financial statements had no effect on cash flow and no material effect on the Company's total stockholders' equity. It is also important to note that previously reported revenues will not be affected by this restatement."

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the "Company") form a financial services group focused on select international securities, foreign exchange and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company's activities are currently divided into four functional areas -- international equities market-making, international debt capital markets, foreign exchange/commodities trading and asset management. Additional information regarding the Company is available on the Company's web site at www.intlassets.com.

Certain statements in this document may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including adverse changes in economic, political and market conditions, losses from the Company's market-making and trading activities arising from counterparty failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President
International Assets Holding Corporation
New York, NY 10017
Scott Branch, Phone (888) 345-4685 x 335